Exhibit 23.15

CONSENT OF ERIK SPILLER

The undersigned, Erik Spiller, hereby states as follows:

I, Erick Spiller, assisted with the preparation of the “NI 43-101Technical Report Preliminary Economic Assessment of Guadalupe de los Reyes Gold/Silver Project, Sinaloa, Mexico” effective date February 8, 2013, issue date March 4, 2013 for Vista Gold Corp. (the “Company”),  the “NI 43-101Technical Report Resource of Guadalupe de los Reyes Gold/Silver Project, Sinaloa, Mexico” effective date November 5, 2012, issue date November 29, 2012, and the “10.65 MTPY Preliminary Feasibility Study, NI 43-101 Technical Report, Mt. Todd Gold Project, Northern Territory, Australia” dated January 28, 2011 (together all such reports, the “Technical Reports”) portions of each of which are summarized (the “Summary Material”) in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “Form 10-K”) which in turn is incorporated by reference in this Registration Statement on Form S-8 (this “Registration Statement”), to be filed with the United States Securities and Exchange Commission.

I hereby consent to the incorporation by reference in this Registration Statement of the Summary Material concerning the Technical Reports, including the reference to the Guadalupe de los Reyes Gold/Silver Project and Mt. Todd Gold Project included with such information, and the reference to my name as set forth in the Form 10-K.

/s/ Erik Spiller
Erik Spiller

Date: October 1, 2013